Exhibit 10.25

SECOND AMENDMENT TO

EXECUTIVE EMPLOYMENT AGREEMENT

This Second Amendment (the “Amendment”) to the Executive Employment Agreement (the “Agreement”) dated July 1, 2004, by and between CryoCor, Inc., a Delaware corporation (“CryoCor”), and Gregory J. Tibbitts (“Tibbitts”), as amended, is entered into effective as of December 12, 2007 (the “Effective Date”).

RECITALS

WHEREAS, CryoCor and Tibbitts desire to amend the Agreement to extend the severance period following a termination of Tibbitts’ employment without Cause.

AGREEMENT

NOW THEREFORE, in consideration of the benefits and mutual promises hereinafter set forth, the parties hereto agree as follows:

1.	Capitalized terms used but not otherwise defined in this Amendment shall have the meanings given such terms in the Agreement.

2.	Section 7.3 of the Agreement is hereby amended and restated in its entirety as follows:

“7.3 Termination Without Cause by CryoCor or Resignation With Good Reason by Tibbitts/Severance. CryoCor may terminate Tibbitts’ employment under this Agreement without Cause or Tibbitts may resign from his employment under this Agreement at any time, with or without advance notice. In the event of such termination or in the event of a resignation by Tibbitts from his employment under this Agreement for Good Reason (as defined below), Tibbitts will receive the Base Salary then in effect, prorated to the date of termination, and continuation of his Base Salary for a period of twelve (12) months, payable in accordance with CryoCor’s regular payroll cycle, provided that Tibbitts: (a) complies with all surviving provisions of this Agreement as specified in subsection 13.8 below; and (b) executes a Release (as defined in Section 7.5 below). All other CryoCor obligations to Tibbitts will be automatically terminated and completely extinguished. For purposes of this Agreement, “Good Reason” shall mean, with respect to Tibbitts, any one or more of the following: (a) without Tibbitts’ express written consent, a material diminution in Tibbitts’ authority, duties or responsibilities; (b) without Tibbitts’ express written consent, the relocation of the principal place of Tibbitts’ service to a location that would increase his one-way commute from his personal residence to the new principal place of work by more than 50 miles, or the imposition of travel requirements substantially more demanding of Tibbitts than such travel requirements existing immediately prior to the date of the Change in Control; (c) any failure by the Company or its Affiliates to pay, or any material reduction of Tibbitts’ base salary in effect immediately prior to the date of the Change in Control (unless reductions comparable in amount and duration are concurrently made for all other employees of the Company and its Affiliates with responsibilities, organizational level and title comparable to Tibbitts’); or (d) any breach by the Company or its Affiliates of any agreement under which Tibbitts provides services to the Company. Notwithstanding the foregoing, Tibbitts shall have “Good Reason” for his resignation only if: (a) Tibbitts notifies the Company in writing, within 30 days after the occurrence of one of the foregoing events, that he intends to terminate his employment no earlier than 30 days after providing such notice; (b) the Company does not cure such condition within 30 days following its receipt of such notice or states unequivocally in writing that it does not intend to attempt to cure such condition; and (c) Tibbitts resigns from employment within 30 days following the end of the period within which the Company was entitled to remedy the condition constituting Good Reason but failed to do so. The Board shall have the right to determine whether a resignation by Tibbitts was for Good Reason and its determination shall be final, binding and conclusive. For purposes of this Agreement, “Affiliate” means, with respect to any specific entity, any other entity that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such specified entity.”

3.	Section 7.6 of the Agreement is hereby amended and restated in its entirety as follows:

“7.6 Application of Code Section 409A. If Tibbitts is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, any compensation and benefits payable pursuant to this Agreement that are triggered by a separation from service shall be accelerated to the minimum extent necessary so that (i) the lesser of (A) the total cash severance payment amount, or (B) six months of such installment payments are paid no later than March 15 of the calendar year following such termination, and (ii) all amounts paid pursuant to the foregoing clause (i) will constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations and thus will be payable pursuant to the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations. It is intended that if Tibbitts is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code at the time of such separation from service the foregoing provision shall result in compliance with the requirements of Section 409A(a)(2)(B)(i) of the Code because payments to Tibbitts will either be payable pursuant to the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations or will not be paid until at least six months after separation from service.”

4.	Except as specifically amended by this Amendment, the terms and conditions of the Agreement shall remain in full force and effect.

5.	This Amendment will be governed by and construed in accordance with the laws of the United States and the State of California. Each party consents to the jurisdiction and venue of the state or federal courts in San Diego, California, if applicable, in any action, suit, or proceeding arising out of or relating to this Amendment.

6.	This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties have executed this Amendment as of the Effective Date.

CRYOCOR, INC.

By:	/s/ Edward F. Brennan
Name:	Edward F. Brennan
Title:	President and CEO

/s/ Gregory J. Tibbitts
GREGORY J. TIBBITTS